POWER-OF-ATTORNEY

          KNOWN TO ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby revokes all prior powers granted by the undersigned to the extent inconsistent herewith and constitutes and appoints Bruce W. Calvert, John D. Carifa and David R. Brewer, Jr., and each of them, to act severally as attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned in any and all capacities, for the sole purpose of signing the Alliance Capital Management Holding L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Date:  February 16, 2001

/s/ Michael Hegarty
Michael Hegarty